5EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-182868, No. 333-171216, No. 333-162649, No. 333-153025, No. 333-141007, No. 333-125904, No. 333-115658, No. 333-105296, No. 333-87382, No. 333-61682, No. 333-56776, No. 333-54384, No. 333-47722, No. 333-41688, No. 333-37216, No. 333-31304, No. 333-81787, No. 333-62917, No. 333-32555, No. 333-06859) and Form S-3 (No. 333-180984) of Altera Corporation of our report dated February 15, 2013, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Jose, California
February 15, 2013